Exhibit 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”), is made and entered into this 22nd day of April, 2021 (the “Effective Date”), and is by and between Azitra Inc. (“Company”), and Francisco Salva (“Executive”).

WHEREAS, Company wishes to employ Executive to serve as its President and Chief Executive Officer;

WHEREAS, Executive represents that Executive possesses the necessary skills to perform the duties of this position and that Executive has no obligation to any other person or entity which would prevent, limit or interfere with Executive’s ability to do so; and

WHEREAS, Executive and Company desire to enter into a formal Executive Employment Agreement to assure the harmonious performance of the affairs of Company.

NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the parties agree as follows:

1. Title and Duties. Subject to the terms and conditions of this Agreement, Executive’s position with Company shall be President and Chief Executive Officer reporting to Company’s Board of Directors (the “Board”). Executive will be elected a director of the Company promptly after the Commencement Date and shall remain a director for the duration of the Term. Executive accepts such employment upon the terms and conditions set forth herein, and agrees to perform to the best of Executive’s ability the duties normally associated with such position and as reasonably determined by the Board in its sole discretion. While serving hereunder, Executive shall devote substantially all of Executive’s business time and energies to the business and affairs of Company, provided that, so long as such activities do not materially interfere with Executive’s performance of Executive’s duties hereunder, nothing contained in Agreement shall prevent or limit: (a) Executive’s right to manage Executive’s personal investments or personal financial or legal matters including, without limitation, the right to make passive investments in the securities of (i) any entity which Executive does not control, directly or indirectly, and which does not compete with Company, or (ii) any publicly held entity, so long as Executive’s aggregate direct and indirect interest does not exceed two percent (2%) of the issued and outstanding securities of any class of securities of such publicly held entity; (b) Executive’s right to engage in the business and professional activities set forth on Exhibit A hereto; (c) subject to prior approval of the Board, Executive’s right to serve as a member of the board of directors of any entity that does not compete with the Company; or (d) Executive’s participation in civic, political and charitable activities, including, subject to prior approval of the Board, as a member of a board of a civic, political or charitable organization.

2. Term; Termination.

(a) Term. Subject to the terms hereof, Executive’s employment hereunder shall commence on April 30, 2021 (the “Commencement Date”) and shall continue until terminated hereunder by either party (such term of employment shall be referred to herein as the “Term”).

(b) Termination. Notwithstanding anything else contained in this Agreement, Executive’s employment hereunder shall terminate upon the earliest to occur of the following:

(i) Death. Immediately upon Executive’s death;

(ii) Termination by the Company.

(A) Termination Due to Disability. Notwithstanding anything else contained in this Agreement, Company may terminate Executive’s employment due to Executive’s Disability by written notice to Executive that Executive’s employment is being terminated as a result of Executive’s Disability, which termination shall be effective on the date of such notice or such later date as specified in writing by Company. For the purposes of this Agreement, “Disability” shall mean Executive’s incapacity or inability to perform Executive’s duties and responsibilities as contemplated herein for one hundred twenty (120) days or more within any one (1) year period (cumulative or consecutive), because Executive’s physical or mental health has become so impaired as to make it impossible or impractical for Executive to perform the duties and responsibilities contemplated hereunder with or without accommodation. Executive’s physical or mental health shall be determined by a medical expert appointed by mutual agreement between Company and Executive following such expert’s examination of Executive. Executive hereby consents to such examination and consultation regarding Executive’s health and ability to perform as aforesaid.

(B) For Cause. Company may terminate Executive’s employment for Cause by written notice by Company to Executive that Executive’s employment is being terminated for Cause, which termination shall be effective pursuant to the process set forth below; provided that if Executive has cured the circumstances giving rise to Cause (as such cure right may be applicable pursuant to the terms and conditions set forth below) then such termination shall not be effective. For the purposes of this Agreement, “Cause” shall mean: (1) fraud, embezzlement, or illegal misconduct in connection with Executive’s duties under this Agreement; (2) conviction of a felony involving fraud, dishonesty or breach of trust; (3) willful misconduct or gross negligence in the performance of the duties delegated to Executive; (4) material breach of this Agreement; or (5) material breach of any non-competition, non-solicitation, non-disclosure, and intellectual property assignment agreement between Executive and Company; provided that “Cause” shall not be deemed to have occurred pursuant to this subsection (B) unless: (x) the Company notifies Executive in writing of the first occurrence of the Cause condition specifying in reasonable detail the particulars of such ground and that Company intends to terminate Executive’s employment hereunder for such ground, and if such ground is curable, Executive has failed to cure such ground within a period of thirty (30) days from the date of such written notice (the “Cause Cure Period”); and (y) the Company terminates Executive’s employment within sixty (60) days following conclusion of the Cause Cure Period. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Cause and failure to adhere to such conditions in the event of Cause shall not disqualify the Company from asserting Cause for any subsequent occurrence of Cause.

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(C) Without Cause. Company may terminate Executive’s employment without Cause, by written notice by Company to Executive that Executive’s employment is being terminated without Cause, which termination shall be effective thirty (30) days after the date of such notice.

(iii) Termination by Executive. Notwithstanding anything else contained in this Agreement, Executive may terminate Executive’s employment hereunder as follows:

(A) For Good Reason. Executive may terminate Executive’s employment for Good Reason by written notice by Executive to Company that Executive is terminating Executive’s employment for Good Reason, which termination shall be effective pursuant to the process set forth below; provided that if Company has cured the circumstances giving rise to Good Reason then such termination shall not be effective. For purposes of this Agreement, “Good Reason” shall mean: (A) a material reduction in Executive’s then-current Base Salary (except for an across the board salary reduction based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company); (B) a material diminution in Executive’s authority, duties or responsibilities; (C) a material change in the geographic location at which the Executive provides services to the Company outside of Pennsylvania, Connecticut or a fifty (50) mile radius from the then-current location; or (D) any action or inaction by Company that constitutes a material breach of this Agreement; provided that “Good Reason” shall not be deemed to have occurred unless: (1) Executive notifies the Company in writing of the first occurrence of the Good Reason condition within thirty (30) days of such ground first occurring; (2) Executive cooperates in good faith with the Company’s efforts to cure such ground for a period of thirty (30) days from the date of such written notice (the “Good Reason Cure Period”); and (3) notwithstanding such efforts, if the Good Reason condition exists, Executive terminates Executive’s employment within sixty (60) days following conclusion of the Good Reason Cure Period. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason and failure to adhere to such conditions in the event of Good Reason shall not disqualify Executive from asserting Good Reason for any subsequent occurrence of Good Reason.

(B) Without Good Reason. Executive may terminate Executive’s employment without Good Reason by written notice by Executive to Company that Executive is terminating Executive’s employment, which termination shall be effective sixty (60) days after the date of such notice.

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3. Compensation.

(a) Base Salary. While Executive is employed hereunder, Executive shall earn a base salary at the annual rate of four hundred twenty thousand dollars ($420,000.00) (the “Base Salary”). The Base Salary will be subject to periodic review and increase at the Board’s discretion. The Base Salary shall be payable in substantially equal periodic installments, at least on a monthly basis, in accordance with Company’s payroll practices as in effect from time to time. Company shall deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates.

(b) Annual Bonus. Executive shall be eligible to receive an annual performance bonus (the “Annual Bonus”) for all years in which Executive is employed by Company hereunder. The Annual Bonus potential shall be in an amount up to thirty-five percent (35%) of Executive’s Base Salary. The amount of the Annual Bonus shall be based on factors such as Executive’s work performance, Company’s financial performance, Company’s business forecasts, Company’s determination of Executive’s achievement of milestones for the applicable year, and economic conditions generally. The actual amount of the Annual Bonus shall be determined by the Board in its sole discretion. The Annual Bonus shall be paid to Executive in no event later than March 15th of the calendar year immediately following the calendar year to which it pertains. Subject to Section 4(b) hereof, Executive must be employed by Company on December 31st of the calendar year to which the Annual Bonus relates in order to be eligible for, and to be deemed as having earned, such Annual Bonus. Company shall deduct from the Annual Bonus all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates. Any bonus for the fiscal year in which Executive’s employment begins will be prorated, based on the number of days Executive is employed by the Company during that fiscal year.

(c) Equity. Pursuant to the terms of Company’s Stock Incentive Plan (the “Plan”), and subject to the approval of the Board promptly following the Commencement Date, Executive shall receive an option to purchase up to the equivalent of a maximum of 5% of Company common stock on a fully-diluted basis (the “Stock Option”), at a per share exercise price equal to the Fair Market Value (as defined in the Plan) of Company common stock on the date of grant, subject to the eligibility and vesting requirements of the Plan. 80% of the shares subject to the Stock Option shall be subject to standard time-based vesting (the “Time-Based Shares”). The remaining 20% of the shares subject to the Stock Option shall vest at the completion of the following clinical milestone: the first patient first dosed (FPFD) in the first-in-human clinical trial with ATR-12 (i.e., LEKTI-expressing S. epidermidis) or a substitute Live Biotherapeutic Product (LBP) if ATR-12 is not progressed. The determination of completion of the milestone shall be made in the reasonable judgment of the Board. The Stock Option shall be, to the maximum extent permissible, treated as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code and the rules and regulations thereunder (collectively, the “Code”). The Stock Option shall be evidenced in writing by, and subject to the terms and conditions of the Plan and Company’s standard form of stock option agreement, which agreement shall expire ten (10) years from the date of grant (except as otherwise provided in such agreement or the Plan). As more fully explained in the Plan and/or such stock agreement: (i) any unvested option shares shall be subject to forfeiture in the event of Executive’s termination for any reason, other than as provided in Section 4(b) hereof; and (ii) twenty five percent (25%) of the Time-Based Shares shall vest on the first (1st) anniversary of the Commencement Date, the remaining seventy five percent (75%) of the Time-Based Shares shall vest in substantially equal monthly installments over the thirty-six (36) months following such first anniversary; provided that Executive remains employed by Company on the vesting date (except as otherwise provided in such agreement or the Plan, and subject to Section 4(b) hereof).

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(d) Vacation and Fringe Benefits. Executive will be entitled to four (4) weeks’ vacation each calendar year, accruing in accordance with the vacation policies established by the Company from time to time. Executive shall be entitled to participate in all other fringe benefits provided to employees at the same level as Executive. Executive understands that, except when prohibited by applicable law, Company’s benefit plans and fringe benefits, if any, may be amended by Company from time to time in its sole discretion.

(e) Reimbursement of Expenses. Company shall reimburse Executive for all ordinary and reasonable out-of-pocket business expenses incurred by Executive in furtherance of Company’s business in accordance with Company’s policies with respect thereto as in effect from time to time. Executive must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A (“Section 409A”) of the Code and the rules and regulations thereunder, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(f) Indemnification. Executive shall be eligible for coverage under any applicable as may be available Company Directors’ and Officers’ (“D&O”) insurance policies to the same extent and in the same manner to which Company’s similarly situated executives are entitled to coverage under Company D&O insurance policies, subject to the terms and conditions of any such Company D&O insurance policies.

4. Termination Payments; Severance Benefit.

(a) Payment of Accrued Obligations. Regardless of the reason for any employment termination hereunder, Company shall pay to Executive: (i) the portion of Executive’s Base Salary that has accrued prior to any termination of Executive’s employment and has not yet been paid; (ii) any unpaid Annual Bonus relating to the calendar year prior to the year in which Executive’s employment terminates; (iii) the portion of Executive’s vacation days, if any, that have accrued prior to any termination of Executive’s employment and has not yet been used; and (iv) the amount of any expenses properly incurred by Executive on behalf of Company prior to any such termination and has not yet been reimbursed (together, the “Accrued Obligations”) promptly following the effective date of termination, and otherwise within any timeframe required by law. Executive’s entitlement to other compensation or benefits under any Company plan or policy shall be governed by and determined in accordance with the terms of such plan or policy, except as otherwise specified in this Agreement. In the event of Company’s termination of Executive’s employment for Cause or Executive’s termination of Executive’s employment without Good Reason, Executive shall be eligible for the Accrued Obligations and shall not be eligible for any severance or severance-type payments, other than as expressly set forth herein.

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(b) Severance in the Event of Termination Without Cause or Resignation for Good Reason. Subject to Section 4(c), in the event that Executive’s employment hereunder is terminated by Company without Cause or terminated by Executive for Good Reason, then, in addition to the Accrued Obligations:

(i) If Executive’s employment is terminated pursuant to Section 4(b) on or before the first anniversary of the Commencement Date, the Company shall pay Executive an amount equal to continuation of Executive’s monthly Base Salary (but not taking into account any reduction giving rise to a basis for termination for Good Reason) for a six (6) month period, with such payments to be made in accordance with Company’s normal payroll practices and schedules, less all customary and required taxes and employment-related deductions. If Executive’s employment is terminated pursuant to Section 4(b) following the first anniversary of the Commencement Date, the Company shall pay Executive an amount equal to continuation of Executive’s monthly Base Salary (but not taking into account any reduction giving rise to a basis for termination for Good Reason) for a twelve (12) month period, with such payments to be made in accordance with Company’s normal payroll practices and schedules, less all customary and required taxes and employment-related deductions.

(ii) In the event that Executive is eligible for coverage under a Company health insurance plan, if any, and Executive has elected to have coverage thereunder and was covered thereunder prior to termination, and in the event that Executive chooses to exercise Executive’s right under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to continue Executive’s participation in such plan, Company shall pay its normal share of the costs for such coverage for a period of up to twelve (12) months from termination, to the same extent that such insurance is provided to persons then currently employed by Company. Company shall deduct from each of the installments due under Section 4(b)(i) the portion of the monthly premium due from Executive in accordance with the terms of such coverage. Notwithstanding any other provision of this Agreement, this obligation shall cease on the date Executive becomes eligible to receive health insurance benefits through any other employer, and Executive agrees to provide Company with written notice immediately upon becoming eligible for such benefits. Executive’s acceptance of any payment on Executive’s behalf or coverage provided hereunder shall be an express representation to Company that Executive has no such eligibility.

(iii) The Company shall pay Executive a prorated amount of any Annual Bonus relating to the fiscal year in which Executive’s employment is terminated, based on the number of days Executive was employed during such fiscal year divided by three hundred sixty-five (365), subject to achievement of the performance targets established for the applicable fiscal year and paid at such time as bonuses for the applicable fiscal year are paid to other senior executives of the Company.

(iv) Executive shall become vested in the additional number of outstanding Time-Based Shares granted to Executive by Company that would have otherwise vested had Executive remained in employment for an additional three (3) months after the termination date.

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The payments and benefits described in subsections (i) through (iv) collectively are referred to as the Severance Benefit. The Severance Benefit is expressly subject to the conditions described above and in Section 4(c) below. Any payment or benefit made as part of such Severance Benefit shall be paid less all required taxes and employment-related deductions.

(c) Conditions. Company shall not be obligated to provide Executive any payment, benefit and/or vesting described in Section 4(b) unless and until Executive has returned Company property and executed without revocation a separation agreement substantially in the form attached hereto as Exhibit B, with such changes that are reasonably recommended by the Company’s legal counsel to comply with applicable law, which must be signed by Executive, returned to Company and be enforceable and irrevocable no later than fifty-two (52) days following Executive’s separation from service (the “Review Period”), and which shall include, at a minimum, the provision of the Severance Benefit due from Company to Executive as applicable, a complete general release of claims against Company and its affiliated entities and each of their officers, directors and employees, and terms relating to mutual non-disparagement, non-competition, confidentiality and cooperation similar in scope, duration and substance to those terms set forth in Company’s Non-Competition, Non-Solicitation, Non-Disclosure, and Intellectual Property Agreement described in Section 5 below. If Executive executes and does not revoke such agreement within the Review Period, then provision of payments, benefits and/or vesting shall commence on the first (1st) day following the Review Period, provided that if the last day of the Review Period occurs in the calendar year following the year of termination, then the payment shall not commence until January 2 of such subsequent calendar year, and further provided that, as applied to Section 4(b)(i) and (ii) as applicable, the first payments/benefits shall include in a lump sum all amounts that were otherwise payable to Executive from the date of Executive’s separation from service occurred through such first payment.

(d) No Other Payments or Benefits Owing. The payments and benefits set forth in this Section 4 shall be the sole amounts owing to Executive upon termination of Executive’s employment for the reasons set forth above and Executive shall not be eligible for any other payments or other forms of compensation or benefits.

5. Non-Competition, Non-Solicitation, Non-Disclosure Agreement. In light of the competitive and proprietary aspects of the business of Company, and as a condition of Executive’s employment hereunder, Executive agrees to sign and abide by Company’s Non-Competition, Non-Solicitation, Non-Disclosure, and Inventions Assignment Agreement.

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6. Code Sections 409A and 280G.

(a) In the event that the payments or benefits set forth in Section 4 constitute “non-qualified deferred compensation” subject to Section 409A, then the following conditions apply to such payments or benefits:

(i) Any termination of Executive’s employment triggering payment of benefits under Section 4 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Executive to Company at the time Executive’s employment terminates), any such payments under Section 4 that constitute deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 6(a) shall not cause any forfeiture of benefits on Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.

(ii) Notwithstanding any other provision with respect to the timing of payments under Section 4 if, at the time of Executive’s termination, Executive is deemed to be a “specified employee” of Company (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then limited only to the extent necessary to comply with the requirements of Section 409A, any payments to which Executive may become entitled under Section 4 which are subject to Section 409A (and not otherwise exempt from its application) shall be withheld until the first (1st) business day of the seventh (7th) month following the termination of Executive’s employment, at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Executive under the terms of Section 4.

(b) It is intended that each installment of the payments and benefits provided under Section 4 shall be treated as a separate “payment” for purposes of Section 409A. Neither Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(c) Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A. The parties intend this Agreement to be in compliance with Section 409A. Executive acknowledges and agrees that Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A.

(d) If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to a Change of Control (for purposes of this section, a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either: (A) the full amount of such Payment; or (B) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes, and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

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7. General.

(a) Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.

Notices to Executive shall be sent to the last known address in Company’s records or such other address as Executive may specify in writing.

Notices to Company shall be sent to:

Azitra Inc.

21 Business Park Drive

Branford, CT 06405

Attention: Chair, Board of Directors

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.

One Financial Center

Boston, MA 02111

Attn: William Hicks, Esq.

(b) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(c) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(d) Assignment. Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of Company’s business or that aspect of Company’s business in which Executive is principally involved. Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of Company.

(e) Governing Law; Jury Waiver. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of Massachusetts without giving effect to the conflict of law principles thereof. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the Commonwealth of Pennsylvania or the United States of America for the Eastern District of Pennsylvania. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT SHALL BE RESOLVED BY A JUDGE ALONE AND EACH OF COMPANY AND EXECUTIVE WAIVES ANY RIGHT TO A JURY TRIAL THEREOF.

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(f) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(g) Entire Agreement. This Agreement, together with the other agreements specifically referenced herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(h) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes a signature by fax or .pdf shall be treated as an original.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FRANCISCO SALVA	AZITRA INC.

Francisco Salva	/s/ Travis Whitfill
Printed name	By:

/s/ Francisco Salva	Name:	Travis Whitfill
Signature	Title:

Address:

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EXHIBIT A

Business and Professional Activities

1.	Accelerator Life Science Partners (“Accelerator”) – Accelerator is a seed stage venture capital firm. The Company understands that Executive has an honorary “Operating Partner” title from Accelerator. Executive is not an employee, his relationship does not have any formal time commitments and he is not being compensated. Executive has advised the Company that the use of the term “Partner” in Executive’s title itself does not imply or confer actual partnership status, interests or authority; Executive’s role is to identify seed stage projects that Executive believes will be of interest to Accelerator. However, Executive has no obligation to do so. If Accelerator agrees to fund a project Executive introduces to it, Accelerator is willing to assign Executive shares in the company.

2.	Vincerx Pharma, Inc. (“Vincerx”) – Vincerx is a publicly-traded, clinical-stage biopharmaceutical company focused on developing new therapies to address unmet medical needs for the treatment of cancer. Executive is a member of the board of directors of Vincerx.

EXHIBIT B

Form of Separation Agreement

[to be provided by Company]

Via Hand Delivery and FedEx

[INSERT DATE]

Re: Separation Agreement

The purpose of this letter agreement (the “Agreement”) is to confirm the terms of your separation of employment from Azitra Inc. (“Company”). As more fully set forth below, the Company desires to provide you with separation pay and benefits in exchange for certain agreements by you. You may take up to twenty one (21) days from the date of this letter set forth above to review and execute this Agreement, and this Agreement shall become effective on the eighth (8th) day following the date that you sign it (the “Effective Date”).

1. Payment as of Separation Date. As of the Separation Date, the Company will provide you with your final paycheck, which will include all salary and/or wages owed to you for work performed through the Separation Date, accrued but unused vacation through the Separation Date if any, unpaid Annual Bonus relating to the prior year if any, and unreimbursed business expenses incurred through the Separation Date in accordance with Company policy. Other than as provided herein, any entitlement you may have under a Company-provided benefit plan or program shall terminate as of the Separation Date, except as required by law and/or in accordance with plan or program terms. As of the Separation Date, your employment with the Company shall conclude, and you no longer shall be entitled to payment of base salary, bonus or other form of compensation by virtue of your employment, except as set forth in this Agreement

2. Separation Benefit. In exchange for the mutual promises set forth in this Agreement including, without limitation execution and non-revocation of the release set forth below, the Company agrees to provide you with the following payments and benefits (together, the “Separation Benefit”):

(a) Payment of an amount equal to [six (6) – or twelve (12) months] of your current Base Salary (i.e., not including bonuses or other forms of compensation). Payment will be made in equal installments over a period of [six (6) – or twelve (12) months] pursuant to the Company’s standard payroll practices beginning on the Company’s first regularly-scheduled payroll date following the execution and non-revocation of this Agreement, and subject to applicable withholdings and deductions.

(b) [f applicable] Payment of the Company’s share of normal costs for Executive’s coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for a period of up to twelve (12) months from termination, to the same extent that such insurance is provided to persons then currently employed by Company. Executive’s portion of monthly premium costs shall be deducted by the Company from the payments set forth above in Section 2(a). Notwithstanding any other provision of this Agreement, this obligation shall cease on the date Executive becomes eligible to receive health insurance benefits through any other employer, and Executive agrees to provide Company with written notice immediately upon becoming eligible for such benefits. Executive’s acceptance of any payment on Executive’s behalf or coverage provided hereunder shall be an express representation to Company that Executive has no such eligibility.

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(c) Payment of a prorated Annual Bonus attributable to the fiscal year in which Executive’s employment is terminated, and subject to applicable withholdings and deductions, based on the number of days Executive was employed during such fiscal year divided by three hundred sixty-five (365), subject to achievement of the performance targets established for the applicable fiscal year and paid at such time as bonuses for the applicable fiscal year are paid to other senior executives of the Company.

(d) Vesting in the additional number of outstanding Time-Based Shares, as defined in Section 3(c) of Executive’s Employment Agreement, granted to Executive by Company that would have otherwise vested had Executive remained in employment for an additional three (3) months after the Separation Date.

(e) The Separation Benefit shall not constitute a severance plan and shall confer no benefit on anyone other than the parties hereto. You acknowledge and agree that, except for the specific financial consideration set forth herein, you are not entitled to any other compensation from Company, including, without limitation, wages, bonuses, vacation pay, holiday pay, or any other form of compensation or benefit.

(f) As of and following the Separation Date, you shall not have any right to participate in or acquire any stock options or other equity incentives under any Company equity plan or program. Except for as provided in Section 2(d) above, and in your Employment Agreement, and the Equity Agreement, you represent and agree that (i) you do not own any other common stock, stock options, or other equity interest in the Company, (ii) you have no right to acquire any further stock options, common stock, equity or other interest in the Company and you will not in the future have any right to acquire any further equity or other interest in the Company, and (iii) you shall not have any right to vest in any additional stock or stock options under any Company equity, stock and/or stock option plan or program (of whatever name or kind) that you may have participated in or were eligible to participate in during your employment with the Company.

3. Full Payment. You and the Company acknowledge and agree that the Separation Benefits in Section 1 and 2 above are expressly conditioned upon your execution of this Agreement and that, except for the Separation Benefits, any accrued but unused leave payments to which you may be entitled under applicable law and unreimbursed authorized business expenses, the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to you as a result of your employment with the Company and the termination thereof, including, but not limited to, salary, wages, bonuses, accrued vacation/paid time off, notice periods, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to you.

4. Cooperation. For a period of twelve (12) months following the Separation Date, you shall cooperate fully with Company (upon reasonable advance notice and at times that do not materially interfere with your professional activities) in connection with any matter relating to your employment, including but not limited to: (a) assisting Company with the transition of your duties and responsibilities to Company personnel; (b) meeting with Company personnel regarding matters in which you have been involved as an employee, including any contract matters or audits; (c) assisting in the defense or prosecution of claims now in existence or which may be brought or threatened in the future against or on behalf of Company, including claims or actions by or against its officers, directors or employees; (d) preparing for, attending and participating in any legal proceeding, including affidavits, depositions, consultation, discovery or trial; and (e) assisting Company with internal and external audits, inspections, proceedings or other inquiries. Should you be contacted by any person or entity adverse to Company (for example, by any party representing an individual or entity), you shall promptly notify [INSERT]. You shall be reimbursed for any reasonable costs and expenses approved in advance by Company and incurred in connection with providing such cooperation under this section.

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5. Continuing Covenants; Return of Property.

(a) You expressly acknowledge and agree that you shall abide by the Confidentiality, Non-Competition, Non-Solicitation, Non-Disclosure, and Inventions Assignment Agreement dated [INSERT] with Company (the “Covenants Agreements”), which are expressly incorporated herein by reference, and which shall survive and remain in full force and effect following the Separation Date. By signing this Agreement and accepting the payments, benefits and consideration described herein, you reaffirm your obligations under the Covenants Agreement.

(b) You acknowledge and agree that, other than as permitted herein, you have returned to Company and have not retained any Company files, documents or property or any copies thereof, in any form or media, including any cell phone, computer, keys and key cards. You agree that you shall not disclose any Company trade secrets or confidential and proprietary information, and shall abide by all common law and statutory obligations relating to protection and non-disclosure of Company’s trade secrets and confidential and proprietary information.

6. Confidentiality. This Agreement shall be held confidential by you and shall not be publicized or disclosed to any third party, provided that: (a) disclosure may be made to an immediate family member, legal counsel or financial advisor who agrees to be bound by these confidentiality obligations; and (b) nothing herein shall restrict you from making any disclosures mandated by state or federal law, or participating in an investigation with a state or federal agency, or providing documents or information to a state or federal agency, if requested by the agency to do so.

7. Non-Disparagement. You shall not make negative public comments or otherwise disparage the Company and its subsidiaries and affiliates or any of its or their respective officers, directors, employees, shareholders, agents or products other than in the good faith performance of your duties to the Company, conferring in confidence with your legal representatives or in truthful testimony given in response to a lawful subpoena or similar court or governmental order. Members of the Company’s Board of Directors shall not make negative public comments or otherwise disparage you other than in the good faith internal evaluation of your performance with the Company, conferring in confidence with the Company’s legal representatives or in truthful testimony given in response to a lawful subpoena or similar court or governmental order

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8. Release of Claims.

(a) Release. You agree and acknowledge that by signing this Agreement, and for other good and valuable consideration provided for in this Agreement, you are waiving and releasing your right to assert any form of legal claim against the Company1 whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Effective Date. Your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief, including equitable relief, recovery of damages, or recovery of any other form of monetary recovery (including back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorney’s fees and any other costs) for any alleged action, inaction or circumstance existing through the Effective Date. Without limiting the foregoing, you waive and release the Company from any waivable claim arising from or related to your employment relationship with the Company up through the Effective Date, including: (i) Claims under any Connecticut, Florida or any other state or federal statute, regulation or executive order (as amended) related to fair employment practices, discrimination, harassment, leaves of absence, wages, hours, compensation, equity, or any other terms and conditions of employment, including the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, the Genetic Information Non-Discrimination Act, the Lilly Ledbetter Fair Pay Act, the National Labor Relations Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, COBRA, the Worker Adjustment and Retraining Notification Act, the Uniformed Services Employment and Reemployment Rights Act, the Florida Civil Rights Act (Fla. Stat. §§ 760.01-760.11), Lilly Ledbetter Fair Pay Act, the Connecticut Human Rights and Opportunities Law, the Connecticut Fair Employment Practices Act, the Connecticut Whistleblower Law, the Connecticut Free Speech Law, the anti-retaliation provision of the Connecticut Workers’ Compensation Act, the Connecticut and Pennsylvania minimum wage and wage payment laws, the Pennsylvania Human Relations Act (43 Pa. Cons. Stat. § 951 et seq.), and any similar Pennsylvania statute, the Pennsylvania Equal Pay Law (43 Pa. Cons. Stat. § 336.1 et seq.), the Pennsylvania Whistleblower Law (43 Pa. Cons. Stat. § 1421 et seq.), the Pennsylvania Worker and Community Right to Know Act (35 Pa. Cons. Stat. Ann. § 7313), and any similar Connecticut, Pennsylvania or other state or federal statute. Please note that this Section specifically includes a waiver and release of Claims for payments or amounts covered by Pennsylvania or Connecticut wage payment statutes and overtime wage statutes (including, for instance, hourly wages, salary, overtime, minimum wages, commissions, vacation pay, holiday pay, sick leave pay, dismissal pay, bonus pay or severance pay); (ii) Claims under any Connecticut, Pennsylvania or any other state or federal common law theory, including wrongful discharge, retaliation, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual or business relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence or any claim to attorneys’ fees under any applicable statute or common law theory of recovery; and (iii) any other Claim arising under other Connecticut, Pennsylvania or other state or federal statute or common law.

1 For the purposes of this section, the parties agree that the term “Company” shall include Azitra Inc. and its divisions, affiliates, parents and subsidiaries, and its and their respective officers, directors, shareholders, owners, employees, attorneys, agents and assigns.

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(b) Release Limitation. Notwithstanding the foregoing, this Section 8 does not: (i) release the Company from any obligation expressly set forth in this Agreement; (ii) waive or release any legal claims which you may not waive or release by law, including under workers’ compensation laws; (iii) waive any rights you may have to indemnification and/or legal defense from the Company pursuant to applicable law, insurance policies maintained by the Company, or the Company’s charter, bylaws, or other governing documents and agreements; or (iv) prohibit you from challenging the validity of this release under federal law, from filing a charge or complaint of employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or similar state agency, from participating in any investigation or proceeding conducted by the EEOC or similar state agency, or from providing documents or information to the EEOC or similar state agency. Your waiver and release, however, are intended to be a complete bar to any recovery or personal benefit by or to you with respect to any claim (except those which cannot be released under law), including those raised through a charge with the EEOC. Accordingly, nothing in this Section 8 shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the federal discrimination laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event you successfully challenge the validity of this release and prevail in any claim under the federal discrimination laws.

9. ADEA/OWBPA Review and Revocation Period. You and the Company acknowledge that you are over the age of 40 and that you, therefore, have specific rights under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (the “OWBPA”), which prohibit discrimination on the basis of age. It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement, which includes a release of claims under the ADEA and OWBPA. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Consistent with the provisions of the ADEA and OWBPA, the Company is providing you with twenty one (21) days following your Separation Date in which to consider and accept the terms of this Agreement by signing below and returning it to [INSERT]. You may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver by hand, electronic mail or certified mail (certified, return receipt and postmarked within such 7-day period) a notice of rescission to [INSERT] at the above-referenced address.

10. Material Breach. A breach of any of Sections 4, 5, 6, 7, 8, and 9 of this Agreement shall constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to Company, shall entitle Company to recover the value of any Separation Benefit paid to you hereunder.

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11. Taxes. The Separation Benefit shall be reduced by all applicable federal, state, local and other deductions, taxes, and withholdings. Company does not guarantee the tax treatment or consequences associated with any payment or benefit under this Agreement, including under Section 409A of the Internal Revenue Code of 1986 (“Code Section 409A”). For purposes of this Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Consistent with Section 4(g) of the Employment Agreement, payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

12. General. This Agreement, along with any agreement or agreement provisions expressly incorporated by reference herein (including your Employment Agreement, Equity Agreement, and Covenants Agreement), which are incorporated herein and shall survive pursuant to their specific terms and conditions) supersedes any and all prior or contemporaneous agreements between you and Company, and sets forth the entire agreement between you and Company. No modifications shall be deemed valid unless reduced to writing and signed by the parties hereto. The failure of Company to seek enforcement of any provision of this Agreement shall not be construed as a waiver of such provision or Company’s right to seek enforcement of such provision in the future. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full. This Agreement shall be deemed to have been made in Connecticut, shall take effect as an instrument under seal within Connecticut, and shall be governed by and construed in accordance with the laws of Connecticut, without giving effect to conflict of law principles. The parties agree that any action, claim or counterclaim relating to the terms of this Agreement shall be commenced in Connecticut in a state or federal court of competent jurisdiction, and that venue for such actions shall lie exclusively in Connecticut. Both parties hereby waive and renounce in advance any right to a trial by jury in connection with such legal action.

You acknowledge that, before entering into this Agreement: (i) you have been afforded sufficient time to understand the terms of this Agreement; (ii) you have had the opportunity to consult with an attorney or advisor of your choosing, and have been advised to do so; (iii) the agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that no promises or representations have been made to you by any person to induce you to enter into this Agreement other than the express terms herein and (iv) you have read this Agreement and understand all of its terms. This Agreement may be signed on one or more copies, each of which when signed shall be deemed to be an original, and all of which together shall constitute one and the same Agreement.

If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement to [INSERT] within twenty one (21) days following your receipt of this Agreement.

Azitra Inc.

By:

Dated:

Confirmed and Agreed:

Dated:

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